Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-78389

             Prospectus Supplement to Prospectus dated June 7, 1999

                            Gables Residential Trust

                             699,146 Common Shares

     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus supplement refer collectively to Gables Residential Trust, a Maryland real estate investment trust, and its subsidiaries, including Gables Realty Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

     This prospectus supplement updates the prospectus dated June 7, 1999 relating to the offer for sale of up to an aggregate of 665,191 common shares of Gables Residential Trust by the selling shareholders identified in the prospectus, and any of their pledgees, donees, transferees or other successors in interest, to make it relate to the offer for sale of up to an additional 33,955 common shares that we may issue if and to the extent that such persons exercise their right to tender their units of Gables Realty Limited Partnership, our operating partnership, for cash, and we exercise our right to issue common shares to them instead of cash. The additional units which may be exchanged for these additional shares were issued in December 1999.

     We are also providing this prospectus supplement to update the table in the prospectus under the caption "The Selling Shareholders" to reflect the issuance of the additional units in December 1999, as well as various transfers and redemptions of units which have occurred since June 7, 1999. The amounts set forth below are based upon information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of September 1, 2000.

                                   Common Shares           Units
                                   Beneficially         Beneficially                               Common Shares
                                   Owned as of          Owned as of                               and Units to be
                                   September 1,         September 1,        Common Shares           Owned After
Name                                  2000(1)              2000(2)          Offered Hereby(3)       Offering(4)
----                               ------------         ------------       ------------------     ---------------
Austin Colony  Partners,  Ltd.          0                  234,370             234,370                   0
Leonard  Bedell                         0                    1,550               1,550                   0
J. Michael  Bell                        0                    1,550               1,550                   0
Robert C. A. Benjamin                   0                    3,101               3,101                   0
Edmund L. Buckley                       0                      775                 775                   0
Joe Calderoni                           0                    3,101               3,101                   0
Ernest A. Cole                          0                    3,101               3,101                   0
Jenny Cunningham                        0                      257                 257                   0
Walter B. Eeds                          0                    9,394               9,394                   0
Alan D. Feinsilver                      0                    1,046               1,046                   0
Roy A.  Gowell                          0                    3,101               3,101                   0
Richard D.  Hillyer                     0                    3,101               3,101                   0
Herbert L. Levine                       0                    3,101               3,101                   0
Lions Head Partners,  Ltd.              0                  230,068             230,068                   0
Larry C. McWherter                      0                    3,101               3,101                   0
Noble Court,  L.P.                      0                    3,101               3,101                   0
J. Michael Rose                         0                      708                 708                   0
Windmill  Landing  Partners,  Ltd.      0                  108,243             108,243                   0
                                   ------------         ------------       ------------------     ---------------
TOTAL                                   0                  612,769             612,769                   0
                                   ============         ============       ==================     ===============

[FN]
_______________________________
(1) Does not include common shares that may be issued in exchange for units beneficially held as of September 1, 2000.
(2) All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Gables Realty Limited Partnership, for an equal number of common shares. All information is as of September 1, 2000.
(3) These common shares represent the common shares that the selling shareholders may acquire upon presentation of the units for redemption.

(4) Assumes that all common shares issuable upon redemption of the units will be sold by the selling shareholders. In the case of each selling shareholder, the percentage of our common shares that will be held by such selling shareholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common shares) after completion of this offering will be less than one percent (1%). The total number of common shares outstanding used in calculating such percentage (i) is based on the total number of common shares outstanding as of September 1, 2000 (23,214,902 shares) and (ii) assumes that none of the remaining units held by other persons will be exchanged for common shares.


     This prospectus supplement is not complete without the prospectus dated June 7, 1999, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

         The date of this prospectus supplement is September 22, 2000.